PURCHASEANDSALEAGREEMENT

between
ISE 555 BROADWAY, LLC, Seller,

and
SCHOLASTIC INC., Purchaser

Property:

555 Broadway
New York, New York

Block 498
Lot 11
Jauuary 2/     2014

NYI245535.4
218776-10003

16.     BROKERSANDADVISORS ....................................................................................................... l6

24.     PROPERTY CONVEYED "AS IS" AND DISCLAIMER OF REPRESENTATIONS
AND WARRANTIES .................................................................................................................... 25

25.     OFAC .............................................................................................................................................26

NY1245535.4
218776·10003

EXHIBITS

Exhibit A     Legal Description of Real Property

Exhibit I    Definitions

Exhibit 3(a)(i)

Exhibit 6(a)(i)

Wire Instructions

Certain Permitted Encumbrances

Exhibit 12      FIRPTA Certificate Exhibit 18(a)(i)     Bargain and Sale Deed Exhibit 18(a)(iv)      Seller's Title Requirements Exhibit IS(b)(iii)     ERISA Letter
Exhibit 18(c)(ii)     Bill of Sale

Exhibit 18(c)(iii)     Assigument and Assumption of Leases

Exhibit 18(c)(iv)

Exhibit 18(c)(v)

General Assignment and Assumption Agreement

Notice to Hugo Boss Retail, Inc.

NY1245535.4     11

THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made as of January y_, 2014 (the "Effective Date") by and between ISE 555 BROADWAY, LLC, a New York limited liability company ("Seller"), and SCHOLASTIC INC., a New York corporation ("Purchaser").

WITNESSETH:

WHEREAS, Seller is the owner of the fee estate in the land commonly known as and more particularly described in Exhibit A attached hereto (the "Land"), together with the buildings and improvements thereon (collectively, the "Building," and, together with the Land, the "Real Property");

WHEREAS, by notice dated December 13, 2013 by Purchaser to Seller and pursuant to an Amended and Restated Lease effective as of August I, 1999 between Seller and Purchaser (the "Scholastic Lease"), Purchaser has exercised its right of first offer to purchase the Real Property;

WHEREAS, the Scholastic Lease requires that Seller and Purchaser enter into an agreement to memorialize Purchaser's purchase from Seller of the Real Property and the other property described herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

1. DEFINITIONS

When used in this Agreement, the capitalized terms shall have the meanings as indicated on Exhibit I attached hereto.

2. SALE OF PROPERTY

a.
On the Closing Date, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, subject to the terms and conditions of this Agreement, (i) the Real Property, (ii) all of Seller's right, title and interest in and to the fixtures, furnishings, furniture, equipment, machinery, inventory, appliances and other tangible and intangible personal property in each case located at the Real Property or used in connection with the operation thereof, but specifically excluding the Excluded Property (Seller's right, title and interest in and to the property that is described in this clause (ii) being referred to herein as the "Personal Property"), (iii) all of Seller's right, title and interest (if any) in, to and under the warranties, permits, licenses, certificates of occupancy, and approvals in each case relating to the Real Property to the extent legally transferable, (iv) all of Seller's right, title and interest in, to and under the Scholastic Lease and in, to and under any other leases, licenses and occupancy agreements in each case demising space at the Real Property to the extent Seller becomes the landlord thereunder (collectively, together with any amendments or modifications thereto, the "Leases"), which are in effect on the Closing Date, together with the security deposit in favor of Seller under the Scholastic Lease (except to the extent that such security is applied during the Pre-Closing Period in accordance with the terms of the Scholastic Lease), (v) all of Seller's right, title and interest in, to and under any easements, rights of ingress and egress, rights of way, appurtenances, sidewalks, alleys, strips, gores and other rights in each case pertaining to the Real Property, (vi) all of Seller's right, title and interest in and to zoning rights, air rights, development rights and other general intangible property, in each case relating to the Real Property, (vii) all of Seller's right, title and interest in and to the land lying in the bed of any street, highway, road or avenue, opened or proposed, public or private, in front of or adjoining the Land, to the center line thereof and (viii) any award or payment made or to be made in lieu of any of the foregoing or any portion thereof (the property that is described in clauses (i) through (viii) being collectively referred to herein as the "Property").

b.
Seller and Purchaser acknowledge and agree that the value of the Personal Property that is included in the transaction contemplated by this Agreement is de minimis, and no part of the Purchase Price is allocable thereto.

3.     PURCHASE PRICE; DEPOSIT

a.
The purchase price to be paid by Purchaser to Seller for the Property (the "Purchase Price") is Two Hundred Fifty-Three Million Two Hundred Fifty Thousand Dollars ($253,250,000), subject to apportionment as provided in Section 8 hereof or elsewhere herein, which shall be payable as follows:

1.
Within two (2) business days following the Effective Date, Purchaser shall deliver to the Title Company, as escrow agent (the "Escrow Agent"), the sum of Fifty Million Dollars ($50,000,000.00) (as the same may be increased pursuant to Section 19a hereof, the "Deposit"), by wire transfer of immediately available funds to the Escrow Account. The wiring instructions for the Escrow Account are set forth on Exhibit 3(a)(i) attached hereto. It shall be a condition precedent to all of Seller's obligations under this Agreement that Purchaser has delivered the Deposit to the Escrow Agent within two (2) business days following the Effective Date.

n.
At Closing, (A) the Deposit shall be paid by Escrow Agent to Seller, or as Seller shall direct, by wire transfer of immediately available funds, and (B) Purchaser shall pay to Seller, or as Seller shall direct, by wire transfer of immediately available frmds, the balance of the Purchase Price, calculated as follows:

(I)     the Purchase Price; (2)     less the Deposit;
(3)     as adjusted pursuant to Section 8 hereof or elsewhere herein.

b.
The Deposit shall be held and disbursed by Escrow Agent in accordance with the terms and conditions of Section 5 hereof. Purchaser hereby acknowledges and agrees that the Deposit held by Escrow Agent does not and shall not constitute property of the estate of Purchaser within the meaning of section 54! of title II of the United States Code, or substantially similar provisions of state law (the "Bankruptcy Code"), and Purchaser's interest in the Deposit is limited to the right to have the Deposit returned if and when the conditions for the return of the Deposit to Purchaser are satisfied as set forth herein. Purchaser hereby acknowledges and agrees that (i) the proper giving of notice by Seller to release the Deposit as provided hereunder and/or (ii) the proper release of the Deposit to Seller shall not be a violation of any provision of the Bankruptcy Code, including, without limitation, section 362 of the Bankruptcy Code, or require the approval of any court with jurisdiction over any case in which Purchaser or any affiliate of Purchaser is a debtor. Purchaser hereby waives any provision of the Bankruptcy Code necessary to invoke the foregoing, including, without limitation, sections 105 and 362, and waives any right to defend against any motion for relief from the automatic stay that may be filed by Seller.

c.
All interest earned on the Deposit shall be paid (or credited) to Purchaser either on the Closing Date or upon the return of the Deposit to Purchaser pursuant to the terms of this Agreement. Seller shall be entitled to such interest if the Deposit is paid to Seller under this Agreement by reason of Purchaser's default hereunder.

4. PRESS RELEASE

Purchaser shall not issue a press release with respect to the sale of the Property identifYing the name of Seller, except to the extent required to comply with legal requirements, including securities or regulatory requirements.

5. ESCROW AGENT; ESCROW PROVISIONS

a.    Seller and Purchaser each agrees to provide to Escrow Agent a completed Internal
Revenue Service Form W-9 promptly after the Effective Date.

b.
Upon receipt by Escrow Agent of the Deposit and Seller's and Purchaser's W-9, Escrow Agent shall cause the Deposit to be deposited into an interest bearing account at Citibank, N.A., 734 Third Avenue, New York, N.Y. 10017 (the "Escrow Account'') (it being agreed that Escrow Agent shall not be liable for the amount of interest which accrues thereon). Any interest earned on the Deposit shall be deemed to be part of the Deposit and shall be delivered by Escrow Agent to the party entitled to receive the Deposit at Closing or upon termination of this Agreement in accordance with the terms hereof. The party entitled to the Deposit shall pay any income taxes payable with respect to the interest earned thereon.

c.
Escrow Agent shall acknowledge receipt of the Deposit and agrees to hold the Deposit in the Escrow Account pursuant to the provisions of this Agreement for application in accordance with the provisions hereof, upon the following terms:

i.
Escrow Agent shall have no duties or responsibilities other than those expressly set forth herein. Escrow Agent shall have no duty to enforce any obligation of any Person to make any payment or delivery or to enforce any obligation of any Person to perform any other act. Escrow Agent shall be under no liability to the other parties hereto or to anyone else by reason of any failure on the part of any party hereto (other than Escrow Agent) or any maker, guarantor, endorser or other signatory of any document or any other Person to perform such Person's obligations under any such document. Except for this Agreement and amendments to this Agreement hereinafter referred to and except for joint instructions given to Escrow Agent by Seller and Purchaser relating to the Deposit, Escrow Agent shall not be obligated to recognize any agreement between any or all of the Persons referred to herein, notwithstanding that references thereto may be made herein and whether or not Escrow Agent has knowledge thereof.

11.
In Escrow Agent's capacity as Escrow Agent, Escrow Agent shall not be responsible for the genuineness or validity of any security, instrument, document or item deposited with Escrow Agent and shall have no responsibility other than to faithfully follow the instructions contained herein, and Escrow Agent is fully protected in acting in accordance with any written instrument given to Escrow Agent hereunder by any of the parties hereto and reasonably believed by Escrow Agent to have been signed by the proper person or party. Escrow Agent may assume that any Person purporting to give any notice hereunder has been duly authorized to do so by the party on whose behalf such notice is given. Escrow Agent is acting as a stakeholder only with respect to the Deposit.

d.     Subject to Section 5e hereof, Escrow Agent shall deliver the Deposit to Seller or to
Purchaser, as the case may be, under the following conditions:

1.	The Deposit shall be delivered to Seller at the Closing upon receipt by Escrow Agent of a statement executed by Purchaser authorizing the Deposit to be released; or

11.
The Deposit shall be delivered to Seller following receipt by Escrow Agent of demand therefor from Seller stating that Purchaser has defaulted in the performance of Purchaser's obligations under this Agreement, provided Purchaser has not given an Objection Notice in accordance with the provisions set forth below; or

111.
The Deposit shall be delivered to Purchaser following receipt by Escrow Agent of demand therefor from Purchaser stating that Seller has defaulted in the performance of Seller's obligations under this Agreement or that this Agreement was terminated under circumstances entitling Purchaser to the return of the Deposit, and specifYing the Section of this Agreement which entitles Purchaser to the return of the Deposit, in each case provided Seller has not given an Objection Notice in accordance with the provisions set forth below; or

iv.	The Deposit shall be delivered to Purchaser or Seller as directed by joint written instructions of Seller and Purchaser.

e.
Upon the receipt by Escrow Agent of notice of any demand by either party claiming that such party is entitled to the Deposit or notice of any other claim or the commencement of any action, suit or proceeding by either party (a "Demand Notice"), Escrow Agent shall promptly (but no later than three (3) Business Days after Escrow Agent's receipt of such Demand Notice) deliver a copy of the Demand Notice to the other party. The other party shall have the right to object to the delivery of the Deposit, by giving notice of such objection to Escrow Agent (such notice, an "Objection Notice") at any time on or before the fifth (5th) Business Day after such party's receipt of a copy of the Demand Notice from Escrow Agent, but not thereafter. If such other party does not deliver such Objection Notice within such period of five (5) Business Days, then such other party shall be deemed to have waived such party's right to object to Escrow Agent's compliance with such demand for delivery of the Deposit. Upon receipt of an Objection Notice (but no later than three (3) Business Days after Escrow Agent's receipt thereof), Escrow Agent shall promptly give a copy of the Objection Notice to the party that filed the Demand Notice. The foregoing period of five (5) Business Days does not constitute a cure period in which either Seller or Purchaser, as the case may be, shall be required to accept tender of cure of any default under this Agreement. If Escrow Agent receives the Objection Notice provided for in this Section 5e within the time therein prescribed, then Escrow Agent shall continue to hold the Deposit until (A) Escrow Agent receives joint notice from Seller and Purchaser directing the disbursement of the Deposit, in which case Escrow Agent shall then disburse the Deposit in accordance with said direction, (B) litigation is commenced between Seller and Purchaser, in which case Escrow Agent may deposit the Deposit with the clerk of the court in which said litigation is pending, or (C) Escrow Agent takes such affirmative steps as Escrow Agent may elect, at Escrow Agent's option, in order to terminate Escrow Agent's duties hereunder (but in no event disbursing the Deposit to either Seller or Purchaser), including depositing the Deposit in court and commencing an action for interpleader, the costs thereof to be borne by whichever of Seller or Purchaser is the losing party in the litigation described in Section
5e(B) hereof.

f.
It is understood and agreed that the duties of Escrow Agent are purely ministerial in nature. Escrow Agent shall not be liable to the other parties hereto or to anyone else for any action taken or omitted by Escrow Agent, or any action suffered by Escrow Agent to be taken or omitted, except for acts of willful misconduct or gross negligence. Escrow Agent may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by Escrow Agent), statement, instrument, report or other paper or document (not only as to the due execution and the validity and effectiveness thereof, but also as to the truth and acceptability of any information therein contained) reasonably believed by Escrow Agent to be genuine and to be signed or presented by the proper person or persons. Escrow Agent shall not be bound by any modification of this Agreement made without Escrow Agent's prior written consent that affects the duties or rights of Escrow Agent.

g.
Provided that Escrow Agent delivers a copy of the Demand Notice in accordance with the terms of Section 5e hereof, Escrow Agent shall have the right to assume in the absence of notice to the contrary that a fact or an event by reason of which an action would or might be taken by Escrow Agent does not exist or has not occurred, without incurring liability to the other parties hereto or to anyone else for any action taken or omitted, or any action suffered by Escrow Agent to be taken or omitted, in good faith and in the exercise of reasonable judgment, in reliance upon such assumption.

h.
Except in connection with Escrow Agent's willful misconduct or gross negligence, Escrow Agent shall be indemnified and held harmless jointly and severally by Seller and Purchaser from and against any and all Loss suffered by Escrow Agent (as escrow agent), including reasonable attorneys' fees, in connection with any action, suit or other proceeding arising out of or relating to this Agreement, the services of Escrow Agent hereunder or the monies held by Escrow Agent hereunder.

I.
From time to time on and after the Effective Date, Seller and Purchaser shall deliver or cause to be delivered to Escrow Agent such further documents and instruments and shall do and cause to be done such further acts as Escrow Agent reasonably requests (it being understood that Escrow Agent shall have no obligation to make any such request) to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure Escrow Agent that Escrow Agent is protected in acting hereunder.

J.
Escrow Agent may resign at any time as escrow agent hereunder upon giving five (5) Business Days' prior written notice of such resignation to both Seller and Purchaser. In such event, the successor escrow agent shall be a nationally recognized title insurance company or other Person acceptable to both Seller and Purchaser. Such party that will no longer be serving as escrow agent shall deliver, against receipt, to such successor escrow agent, the Deposit held by such party, to be held by such successor escrow agent pursuant to the terms and provisions of this Agreement. If no such successor has been designated on or before Escrow Agent ceases to be escrow agent hereunder, whether by resignation or otherwise, then Escrow Agent's obligations as escrow agent shall continue until such successor is appointed; provided, however. that Escrow Agent's sole obligation thereafter shall be to safely keep the Deposit and to deliver the Deposit to the Person designated as Escrow Agent's successor or until directed by a final order or judgment of a court of competent jurisdiction, whereupon Escrow Agent shall make disposition of the Deposit in accordance with such order. If no successor escrow agent is designated and qualified within five (5) business days after Escrow Agent's resignation is effective, such party that will no longer be serving as escrow agent may apply to any court of competent jurisdiction for the appointment of a successor escrow agent.

6.    STATUS OF THE TITLE

a.	Subject to the terms and provisions of this Agreement, Seller shall sell, and Purchaser shall purchase, the Real Property, subject only to the following (collectively, the "Permitted Encumbrances"):

I.    those matters set forth on Exhibit 6Cal(il attached hereto;

11.
any state of facts disclosed by the survey of the Real Property performed by Montrose Surveying Co., LLP dated October 4, 2009 (the "Survey") and any state of facts since the date of such survey that a further visual examination of the Real Property would disclose, provided that such state of facts by reason of such further visual examination do not adversely affect the continued use and existence of the Real Property as same exists and is being used as of the Effective Date (unless such further state of facts results from the acts of Purchaser or its agents);

iii.	Non-Objectionable Encumbrances and any other liens, encumbrances or other title exceptions in each case approved, deemed approved or waived by Purchaser as provided in Section 7 hereof;

IV.     Property Taxes;

v.     any assessments affecting the Property or any portion thereof;

vi.

vn.

any laws, rules, regulations, statutes, ordinances, orders, other legal requirements in each case affecting the Real Property, including, without limitation, those relating to zoning and land use;

all violations of laws, rules, regulations, statutes, ordinances, orders or requirements in each case affecting the Real Property, now or hereafter issued or noted;

Vlll.
any utility company rights, easements and franchises for electricity, water, steam, gas, telephone or other service or the right to use and maintain poles, lines, wires, cables, pipes, boxes, and other fixtures and facilities in, over, under and upon the Real Property in connection therewith, provided that the foregoing do not adversely affect the continued use and existence of the Real Property as same exists and is being used as of the Effective Date unless the foregoing results from the acts of Purchaser or its agents;

IX.     those standard pre-printed title exceptions and conditions contained in the Title
Report;

x.    rights and interests held by the tenants or subtenants, as applicable, under the
Leases set forth on Exhibit 13(a)(vi) hereof.

7.    TITLE INSURANCE; LIENS

a.
The parties acknowledge and agree that Purchaser has delivered to Seller the Title Report. Purchaser shall obtain at Purchaser's own expense an owner's policy of title insurance (the "Owner's Policy") from the Title Company and, if applicable, a lender's policy of title insurance from the Title Company. Purchaser shall be deemed to have waived Purchaser's right to object to any liens, encumbrances or other title exceptions that in each case constitute Permitted Encumbrances. In addition, Purchaser shall not be entitled to object to, and shall be deemed to have approved, any liens, encumbrances or other title exceptions (i) which the Title Company is willing to omit as exceptions to title at no additional cost to Purchaser (or with Seller agreeing to cover any such cost), provided that same shall not adversely affect the continued use and existence of the Real Property as same exists and is being used as of the Effective Date, unless caused by the acts of Purchaser or its agents or (ii) which will be extinguished upon the transfer of the Property to Purchaser and will be omitted as exceptions to title at no additional cost to Purchaser (or with Seller agreeing to cover any such cost) (collectively, the "Non Objectionable Encumbrances").

b.
i.    It is expressly understood that in no event shall Seller be required to bring any action or institute any proceeding, or to otherwise incur any costs or expenses, in order to cause, or attempt to cause, title to the Property to be in accordance with the terms of this Agreement on the Closing Date, except as set forth in Section 7bii hereof. Seller may elect to remove a title matter that is neither a Permitted Encumbrance nor a Must Cure Lien (such title matter that is neither a Permitted Encumbrance nor a Must Cure Lien, a "Title Defect"), and, if Seller so elects to remove a Title Defect, then, upon prior notice to Purchaser, Seller shall be entitled to one (I) or more adjournments of the Scheduled Closing Date for a period of time not to exceed sixty (60) days in the aggregate (when aggregated with all other rights of Seller to adjourn the Scheduled Closing Date under this Agreement) in order to endeavor to remove such Title Defect. If Seller gives notice to Purchaser that Seller is unable to convey title to the Property on the Scheduled Closing Date, as such date may be adjourned pursuant to this Agreement, in accordance with the terms of this Agreement due to a Title Defect (such notice, "Seller's Title Problem Notice"), then Purchaser shall elect, by notice to Seller, either (x) to terminate this Agreement, whereupon Purchaser shall receive a return of the Deposit and the parties shall have no further rights or obligations hereunder except for the Effective Date Surviving Obligations, or (y) to proceed to Closing and accept title to the Property subject to the Title Defect, without any abatement of the Purchase Price, and without any liability or obligation on the part of Seller by reason of such Title Defect. If Purchaser does not notify Seller of Purchaser's election to either terminate this Agreement or close over such Title Defects within five (5) Business Days following the date that Seller gives to Purchaser Seller's Title Problem Notice (but, in any event, not later than the Closing), then Purchaser shall be deemed to have elected to close the transaction contemplated hereunder, subject to the Title Defects (without any abatement of the Purchase Price, or any liability or obligation on the part of Seller by reason of such Title Defects).

ii.     Notwithstanding anything to the contrary contained in Section 7bi, and subject to the terms of this Section7bii, Seller shall be obligated to remove (A) all mortgages which encumber Seller's interest in the Property (collectively, "Mortgages"), except those Mortgages that are assigned to Purchaser's lender pursuant to Section 17c below, in which case such Mortgages shall be deemed to be Permitted Encumbrances, (B) all judgment liens and all tax liens that in either case are due and payable by Seller or any predecessor in interest to Seller, (C) all liens or other title encumbrances that in either case Seller voluntarily grants or knowingly suffers or allows to be placed on the Property, other than (i) Permitted Encumbrances and (ii) any liens or other title encumbrances to which Purchaser consents in writing or were placed on the Property by Purchaser, and (D) all mechanic's liens affecting the Property attributable to work performed by Seller (the liens and mortgages set forth in clauses (A), (B), (C) and .(Q1 collectively, "Must Cure Liens"). If Seller is required to remove a Must Cure Lien pursuant to the terms of this Agreement, then, failure to do so shall be deemed a default by Seller under this Agreement, and upon prior notice to Purchaser, Seller shall be entitled to one (I) or more adjournments of the Scheduled Closing Date for a period oftime not to exceed sixty (60) days in the aggregate (when aggregated with all other rights of Seller to adjourn the Scheduled Closing Date under this Agreement) in order to remove such Must Cure Lien. If the Title Company is willing to omit such Must Cure Lien from the Owner's Policy or Purchaser's lender's policy, if any, based on an indemnity or an escrow being provided by Seller, or otherwise, then Seller shall not be required to remove such Must Cure Lien, provided that the foregoing shall not apply to Mortgages which must be removed unless they are assigned to Purchaser's lender pursuant to Section 17c below.

c.	Any lien, encumbrance or other exception arising as a result of any act or omission of Purchaser or anyone acting on behalf of Purchaser shall be deemed a Permitted Encumbrance.

d.
Purchaser acknowledges that, pursuant to the Scholastic Lease, Purchaser is required to cure and discharge any and all notes or notices of violations of any legal requirement noted in or issued by any governmental authority (individually, a "Violation," and collectively, "Violations"). Accordingly, Purchaser agrees to purchase the Property subject to all Violations and/or any condition or state of repair or disrepair and/or other matter or thing, whether or not noted, which, if noted, would result in a Violation being placed on the Property. Seller shall have no duty to remove or comply with or repair or disrepair any condition, matter or thing, whether or not noted, which, if noted, would result in a Violation being placed on the Property. Seller shall have no duty to remove or comply with or repair any of the aforementioned Violations or other conditions, and Purchaser shall accept the Property subject to all such Violations and the existence of any conditions at the Property which would give rise to such Violations and any claims of any governmental authority arising from the existence of such Violations, in each case, without any abatement of or credit against the Purchase Price.

8.    APPORTIONMENTS

a.
Purchaser acknowledges that all real estate taxes, sewer rents and taxes, water rates and charges, vault charges and taxes, business improvement district taxes and assessments and any other governmental taxes, charges or assessments levied or assessed against the Property (collectively, "Property Taxes"), and all utilities and other operating expenses with respect to this Property, are paid directly by Purchaser under the Scholastic Lease. Accordingly, only the following shall be apportioned between Seller and Purchaser as of II :59 p.m. on the day immediately preceding the Closing Date, such that Purchaser shall be treated as the owner of the Property for purposes of prorations of income and expenses on and after the Closing Date: all fixed or so-called base rent payments under the Scholastic Lease.

b.
Purchaser confirms that, upon its payment of the balance of the Purchase Price at the Closing, Seller's obligation to pay the Second Capital hnprovement Amount (as defmed in Section 3.03 of the Scholastic Lease) shall be satisfied.

c.
Purchaser shall have no right to receive any rental insurance proceeds which relate to the period prior to the Closing Date and, accordingly, if any such proceeds are delivered to Purchaser, then Purchaser shall pay such proceeds to Seller within five (5) Business Days following Purchaser's receipt thereof. Seller shall have no right to receive any rental insurance proceeds which relate to the period after the Closing Date and, accordingly, if any such proceeds are delivered to Seller, then Seller shall pay such proceeds to Purchaser within five (5) Business Days following Seller's receipt thereof.

d. The provisions of this Section 8 shall survive the Closing.

9.    PROPERTY NOT INCLUDED IN SALE

Notwithstanding anything to the contrary contained herein, it is expressly agreed by the parties hereto that the following shall not be included in the Property to be sold to Purchaser hereunder: (a) any fixtures, furniture, furnishings, equipment or other personal property (including, without limitation, trade fixtures in, on, around or affixed to the Real Property) that in each case are already owned or leased by Purchaser or a licensee or a subtenant at the Real Property; and (b) any rights to trademarks, tradenames or other intellectual property of any kind whatsoever owned by Seller ((a) and (b), collectively, the "Excluded Property").

10.    COVENANTS; PRE-CLOSING RIGHTS AND OBLIGATIONS

a.
During the Pre-Closing Period, Seller shall promptly deliver to Purchaser copies of (x) all written notices of Violations that Seller receives and (y) all judgments, claims and litigation affecting Seller or any part of the Property promptly after Seller has written notice thereof.

b.
During the Pre-Closing Period, Seller shall not (x) apply the security deposit in favor of Seller under the Scholastic Lease except in accordance with the terms of the Scholastic Lease or (y) without Purchaser's prior written consent, (i) enter into any service, maintenance, supply or other contracts relating to the operation, maintenance and construction of the Property (collectively, "Contracts") that will survive the Closing, (ii) create or consent to any new title encumbrance on the Real Property, unless required by applicable law or requested by Purchaser or (iii) enter into any collective bargaining agreements related to the Property.

c.
On or before the Closing, and as a condition to Purchaser's obligation to close hereunder, Seller shall cause Seller's existing mortgagee, Apple Bauk for Savings, to return to Purchaser the letter of credit held under the Scholastic Lease (which such mortgagee is holding pursuant to the tenns of its loan documents with Seller).

11.    CONDITIONS PRECEDENT TO CLOSING

a.
Purchaser's obligation to close the transaction hereunder is subject to the satisfaction of the following conditions precedent; provided, however, that Purchaser, at Purchaser's election, upon notice delivered to Seller at or prior to the Closing, may waive all or any of such conditions:

1.	Seller shall have executed and delivered to Purchaser or the Title Company all of the documents required to be executed and/or delivered by Seller under this Agreement.

11.	Seller shall have performed all of Seller's covenants, agreements and obligations under this Agreement that are then required to be performed in all material respects.

iii.
All of Seller's representations and warranties set forth in Section 13a of this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except for factual changes occurring with respect to those Seller's Representations that are permitted to be updated by the terms of this Agreement and which were materially true when made but became untrue after the Effective Date due to any reason other than an act or omission to act of Seller which act or omission violates the express terms of this Agreement (it being understood that Seller's right to make any such changes to the Seller's Representations that are made as of the Closing Date shall not impair any of Seller's covenants as set forth herein).

IV.
Subject to the payment of all title charges and premiums by Purchaser, the Title Company is ready, willing and able to issue to Purchaser the Owner's Policy in an amount no greater than the Purchase Price, at regular rates and without additional premium (which shall not be deemed to include the cost of any endorsements to title requested by Purchaser), subject only to the Permitted Encumbrances and as required pursuant to the terms and conditions of this Agreement.

b.
Subject to the terms of this Section llb, if any of the conditions set forth in Section lla hereof are not satisfied, and same does not constitute a default of Seller under this Agreement, then Purchaser's sole remedy shall be to (i) waive such condition(s) as provided in Section II a hereof and proceed to Closing without any reduction in the Purchase Price, or (ii) terminate this Agreement and receive a refund of the Deposit, subject to the terms and conditions of Section 4 hereof, whereupon the parties shall have no further rights or obligations hereunder except for the Effective Date Surviving Obligations. Seller shall be entitled to one (I) or more adjourmnents of the Scheduled Closing Date for a period of time not to exceed sixty (60) days in the aggregate (when aggregated with all other rights of Seller to adjourn the Scheduled Closing Date under this Agreement) in order to satisfy any of the conditions set forth in Section !Ia hereof.

c.
It is expressly agreed by Purchaser that Purchaser's obligation to close the transaction hereunder is not conditioned upon Purchaser's ability to secure debt or equity financing for the acquisition of the Property.

d.
Seller's obligation to close the transaction hereunder is subject to the satisfaction of the following conditions precedent; provided, however. that Seller, at Seller's election, upon notice delivered to Purchaser at or prior to the Closing, may waive all or any of such conditions:

i.	Purchaser shall have executed and delivered to Seller or the Title Company all of the documents required to be executed and/or delivered by Purchaser under this Agreement.

n.	Purchaser shall have performed all of Purchaser's covenants, agreements and obligations under this Agreement that are then required to be performed in all material respects.

111.
All of Purchaser's representations and warranties set forth in Section 13f of this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date.

IV.
Purchaser shall have delivered to Seller the balance of the Purchase Price (as adjusted under Section 8 hereof or elsewhere herein) and Purchaser shall have delivered authorization to Escrow Agent to deliver to Seller the Deposit.

12. FIRPTA COMPLIANCE

Seller shall comply with the provisions of the Foreign Investment in Real Property Tax Act, Section 1445 of the Internal Revenue Code of 1986 (as amended), as the same may be amended from time to time, or any successor or similar law. Seller acknowledges that Section 1445 of the Internal Revenue Code provides that a transferee of a United States real property interest must withhold tax if the transferor is a foreign Person. On the Closing Date, Seller shall deliver to Purchaser a certification as to Seller's non foreign status in the form attached hereto as Exhibit 12 and shall comply with any temporary or final regulations promulgated with respect thereto and any relevant revenue procedures or other officially published announcements of the Internal Revenue Service of the U.S. Department of the Treasury in connection therewith.

13. REPRESENTATIONS AND WARRANTIES

a.	Seller hereby represents and warrants to Purchaser as follows as of the Effective Date and as of the Closing Date (with such updates as may be permitted below):

!.
Seller is duly organized, validly existing, and in good standing under the laws of the State of New York, and has all requisite power and authority to enter into and carry out the transaction contemplated by this Agreement.

11.     The execution and delivery of this Agreement and the performance by Seller of
Seller's obligations hereunder do not (A) conflict with or violate any law, rule,

judgment, regulation, order, writ, injunction or decree of any court or govermnental or quasi-govermnental entity with jurisdiction over Seller, including, without limitation, the United States of America, the State of New York, or any political subdivision of any of the foregoing, or any decision or ruling of any arbitrator to which Seller is a party, or by which Seller is bound or affected, which would prevent Seller from performing Seller's obligations pursuant to this Agreement, (B) breach or violate any organizational documents of Seller, or (C) conflict with or violate or result in a breach of any of the provisions of, or constitute a default under, any agreement or instrument to which Seller is a party or by which Seller or any of Seller's property is bound.

iii.
This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to creditors' rights and any applicable bankruptcy laws. Seller has taken all necessary corporate action to authorize and approve the execution and delivery of this Agreement and the consummation of the transaction contemplated by this Agreement.

iv.
No action, suit, claim, investigation or proceeding, whether legal or administrative or in mediation or arbitration, is pending or, to Seller's knowledge, threatened, at law or in equity against Seller, before or by any court or federal, state, municipal or other govermnental department, commission, board, bureau, agency or instrumentality, which would prevent Seller from performing Seller's obligations pursuant to this Agreement, and there are no judgments, decrees or orders entered on a suit or proceeding against Seller, which might, or which do, materially adversely affect Seller's ability to perform Seller's obligations pursuant to, or Purchaser's rights under, this Agreement, or which seek to restrain, prohibit, invalidate, set aside, rescind, prevent or make unlawful this Agreement or the carrying out of this Agreement or the transaction contemplated hereby.

v.
There is no litigation, claims, actions or proceedings currently pending with respect to the Real Property, provided that Seller is making no representations with respect to any such litigation, claim, action or proceeding with respect to the Real Property in which Purchaser is a party. The foregoing representation shall be permitted to be updated by Seller on or prior to the Closing Date to the extent necessary (because of events of which Seller first obtains knowledge after the Effective Date) and so long as the reason for such update is not the result of an act or omission of Seller which violates the express terms of this Agreement.

VI.

vii.

The only Lease entered into by Seller which remains in effect is the Scholastic Lease. Except as set forth on Exhibit !3(a)(vi), there are no other Leases affecting the Real Property, other than any Leases that may have been made by Purchaser of which Seller has no knowledge.

There are no condemnation or eminent domain proceedings pending or, to Seller's knowledge, that have been threatened, against the Real Property. The foregoing representation shall be permitted to be updated by Seller on or prior to the Closing Date to the extent necessary (because of events of which Seller first obtains knowledge after the Effective Date) and so long as the reason for such update is not the result of an act or omission of Seller which violates the express terms of this Agreement.

viii.
Seller does not employ any employees at the Real Property and there are no employment, union or other similar agreements or pension, profit-sharing, insurance or other employee benefit plans to which Seller is a party that relate to the Real Property or the employees who are employed at the Real Property.

IX.
Neither Seller nor any entity that would be considered a single employer with Seller under Code Section 414(b) or Code Section 414(c) has incurred any liability with respect to any "employee benefit plan" within the meaning of Section 3(3) of ERISA with respect to Persons who are or were employed at the Real Property or otherwise perform or performed services at the Real Property that has subjected the assets of the Property to a lien under ERISA or the Code.

x.    There do not exist any Contracts made by Seller that will survive the Closing.

XL
Neither Seller nor any predecessor-in-interest to Seller has granted to any party, other than Purchaser, any conditional or unconditional right and/or option to purchase the Property or any portion thereof.

xu.     Seller is a non-disregarded entity as defined in Section 1.1445-2(b)(2)(iii) ofthe
Internal Revenue Code of 1986, as amended.

xm.     Seller is not a "foreign person", as that term is defined in the Internal Revenue
Code of 1986, as amended, and the regulations promulgated thereunder_

xtv.
Neither Seller, nor any person controlling or controlled by Seller, is a country, territory, individual or entity named on a Government List. For purposes of this paragraph "Government List" means any of (a) the two lists maintained by the United States Department of Commerce (Denied Persons and Entities), (b) the list maintained by the United States Department of Treasury (Specially Designated Nationals and Blocked Persons), and (c) the two lists maintained by the United States Department of State (Terrorist Organizations and Debarred Parties). Seller is not a person or an entity described by Section I of the Executive Order (No. 13,224) Blocking Premises and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, 66 Fed. Reg. 49,079 (September 24, 2001).

b.
All of the representations and warranties contained in Section 13a and Section 13fhereof shall survive the Closing for one hundred eighty (180) days following the Closing Date. Each such representation and/or warranty shall automatically be null and void and of no further force and effect after the date which is one hundred eighty (180) days following the Closing Date unless, prior to the end of such period, (i) in the case of representations and warranties contained in Section 13a hereof, Purchaser commences a legal proceeding against Seller alleging that Seller was in breach of such representation or warranty when made, and that Purchaser has suffered actual damages as a result thereof and (ii) in the case of representations and warranties contained in Section 13fhereof, Seller commences a legal proceeding against Purchaser alleging that Purchaser was in breach of such representation or warranty when made, and that Seller has suffered actual damages as a result thereof (any of the proceedings described in the foregoing clauses (i) or (ii), a
"Proceeding' ).

c.
Subject to the terms of this Section 13, if Purchaser commences a Proceeding within such period of one hundred eighty (180) days following the Closing Date, and a court of competent jurisdiction determines, pursuant to a final, non-appealable order in connection with such Proceeding, that (i) Seller was in breach of a representation or warranty as of the date made, (ii) Purchaser suffered actual damages (as distinguished from consequential damages) (the "Damages") by reason of such breach, and (iii) Purchaser did not have actual knowledge of such breach on or prior to the Closing Date, then Purchaser shall be entitled to receive from Seller an amount equal to the Damages. In no event shall Purchaser be entitled to sue, seek, obtain or be awarded Damages from Seller, unless and until the aggregate amount of all Damages for which Seller has liability exceeds the sum of Two Hundred Fifty Thousand Dollars ($250,000.00), whereupon Seller shall be liable to Purchaser for all Damages suffered by Purchaser, but in no event shall Seller be liable to Purchaser for any Damages to Purchaser in excess of the sum of Five Million One Hundred Thousand Dollars ($5,100,000.00).

d.
For the purposes ofthis Agreement the term "to Seller's knowledge," and similar terms, shall be limited to the actual knowledge of Denise Ford (the "Seller Knowledge Party"). The knowledge of others shall not be imputed to the Seller Knowledge Party. No investigation, review or inquiry of any Persons or other actions shall be required of the Seller Knowledge Party. The parties hereby agree that recourse under this Agreement is limited to Seller, and no claim may be made against Seller Knowledge Party individually.

e.
To the extent that Purchaser obtains actual knowledge prior to Closing that any of Seller's Representations were untrue when made, then, subject to the terms of this Section 13e, Purchaser's sole remedy as a result thereof shall be to terminate this Agreement and receive a refund of the Deposit, subject to the terms and conditions of Section 4 hereof, and thereafter, Purchaser and Seller shall have no further rights or obligations under this Agreement except for the Effective Date Surviving Obligations. If Purchaser has actual knowledge prior to Closing of a breach of any Seller's Representation pursuant to this Section 13e, and, notwithstanding such knowledge, Purchaser elects to close the transaction contemplated by this Agreement, Purchaser shall be deemed to have waived Purchaser's rights to recover Damages from Seller following the Closing with respect to such breach.

f.     Purchaser represents and warrants to Seller as of the Effective Date that:

!.
Purchaser is duly organized, validly existing and in good standing under the laws of the state of Purchaser's fonnation, and has the requisite power and authority to enter into and carry out the transaction contemplated by this Agreement.

11.
The execution and delivery of this Agreement and the performance by Purchaser of Purchaser's obligations hereunder do not (A) conflict with or violate any law, rule, judgment, regulation, order, writ, injunction or decree of any court or govermnental or quasi-govermnental entity with jurisdiction over Purchaser, including, without limitation, the United States of America, the State of New York, or any political subdivision of either of the foregoing, or any decision or ruling of any arbitrator to which Purchaser is a party, or by which Purchaser is bound or affected, which would prevent Purchaser from performing Purchaser's obligations pursuant to this Agreement, (B) breach or violate any organizational documents of Purchaser, or (C) conflict with or violate or result in a breach of any of the provisions of, or constitute a default under, any agreement or instrument to which Purchaser is a party or by which Purchaser or any of Purchaser's property is bound.

iii.
This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to creditors' rights and any applicable bankruptcy laws. Purchaser has taken all necessary action to authorize and approve the execution and delivery of this Agreement and the consummation of the transaction contemplated by this Agreement.

iv.
No action, suit, claim, investigation or proceeding, whether legal or administrative or in mediation or arbitration, is pending or, to Purchaser's knowledge, threatened, at law or in equity, against Purchaser, before or by any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, which would prevent Purchaser from performing Purchaser's obligations pursuant to this Agreement, and there are no judgments, decrees or orders entered on a suit or proceeding against Purchaser, an adverse decision in which might, or which do, materially adversely affect Purchaser's ability to perform Purchaser's obligations pursuant to, or Seller's rights under, this Agreement, or which seek to restrain, prohibit, invalidate, set aside, rescind, prevent or make unlawful this Agreement or the carrying out of this Agreement or the transaction contemplated hereby.

g.
The provisions of this Section 13 shall survive the Closing, but, in the case of the representations and warranties set forth in Section 13a and Section 13f hereof, such survival shall be limited to the extent set forth in Section 13b hereof.

14.    DAMAGE AND DESTRUCTION

a.
If all or any part of the Property is damaged by fire or other casualty occurring during the Pre-Closing Period, whether or not such damage affects a material part of the Property, neither party shall have the right to terminate this Agreement and the parties shall nonetheless consummate this transaction in accordance with this Agreement, without any abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of said destruction or damage.

b.     This Section 14 is an express agreement to the contrary of Section 5-1311 of New York
General Obligations Law.

c.     The provisions of this Section 14 shall survive the Closing.

15.    CONDEMNATION

a.
If, prior to the Closing Date, any part of the Property is taken, or if Seller receives an official notice from any governmental authority having eminent domain power over the Property of such governmental authority's intention to take, by eminent domain proceeding, any part of the Property (a "Taking"), then Seller shall provide Purchaser reasonably prompt notice thereof, and Purchaser shall have the option, exercisable within ten (I0) Business Days after notice of such Taking, to terminate this Agreement by delivering notice thereof to Seller, whereupon the Deposit shall be returned to Purchaser, subject to the terms and conditions of Section 4 hereof, and this Agreement shall be deemed canceled and of no further force or effect, and neither party shall have any further rights or liabilities against or to the other except for the Effective Date Surviving Obligations. If a Taking occurs and Purchaser does not timely elect to terminate this Agreement, then Purchaser and Seller shall consummate this transaction in accordance with this Agreement, without any abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of such Taking, provided, however, that Seller shall, on the Closing Date, (i) assign and remit to Purchaser, and Purchaser shall be entitled to receive and keep, the net proceeds of any award or other proceeds of such Taking which may have been collected by Seller as a result of such Taking less the reasonable expenses incurred by Seller in connection with such Taking, or (ii) if no award or other proceeds have been collected, deliver to Purchaser an assignment in form reasonably satisfactory to Purchaser of Seller's right to any such award or other proceeds which may be payable to Seller as a result of such Taking and Purchaser shall reimburse Seller for the reasonable expenses incurred by Seller in connection with such Taking.

b.     This Section 15 is an express agreement to the contrary of Section 5-1311 of New York
General Obligations Law.

c.     The provisions of this Section 15 shall survive the Closing.

16.     BROKERS AND ADVISORS

a.
Purchaser represents and warrants to Seller that Purchaser has not dealt or negotiated with, or engaged on Purchaser's own behalf or for Purchaser's benefit, any broker, finder, consultant, advisor, or professional in the capacity of a broker or finder (each an "Advisor") in connection with this Agreement or the transaction contemplated hereby other than Purchaser's Advisor. AIJ fees and commissions of Purchaser's Advisor in connection with the sale of the Property shall be paid by Purchaser pursuant to a separate written agreement. Purchaser hereby agrees to indemnify, defend and hold Seller and SeHer's direct and indirect shareholders, officers, directors, partners, principals, members, employees, agents, contractors and any successors or assigns of the foregoing, harmless from and against any and all Losses arising from any claim for commission, fees or other compensation or reimbursement for expenses made by any Advisor (other than Seller's Broker but specificalJy including Purchaser's Advisor) engaged by or claiming to have dealt with Purchaser in connection with this Agreement or the transaction contemplated hereby.

b.
Seller represents and warrants to Purchaser that Seller has not dealt or negotiated with, or engaged on Seller's own behalf or for SeHer's benefit, any Advisor in connection with this Agreement or the transaction contemplated hereby, other than SeHer's Broker. All fees and commissions of SeHer's Broker in connection with the sale of the Property shaH be paid by Seller pursuant to a separate written agreement. Seller hereby agrees to indemnify, defend and hold Purchaser and Purchaser's direct and indirect shareholders, officers, directors, partners, principals, members, employees, agents, contractors and any successors or assigns of the foregoing, harmless from and against any and all Losses arising from any claim for commission, fees or other compensation or reimbursement for expenses made by any Advisor (other than Purchaser's Advisor but specifically including SeHer's Broker) engaged by or claiming to have dealt with Seller in connection with this Agreement or the transaction contemplated hereby.

c.     The provisions of this Section 16 shall constitute Surviving Obligations.

17.    TRANSFER TAXES AND OTHER CLOSING COSTS

a.
At the Closing, Seller and Purchaser shall execute, acknowledge, deliver and file all such returns as may be necessary to comply with any applicable city, county or state conveyance tax laws and/or New York real estate conveyance tax laws (collectively, as the same may be amended from time to time, the "Transfer Tax Laws"). The transfer taxes payable pursuant to the Transfer Tax Laws shall collectively be referred to as the "Transfer Taxes".

b.
Seller shall be responsible for the payment of (i) Seller's legal fees, (ii) the Transfer Taxes payable in connection with the recording of the deed to the Property and the Closing of the transaction contemplated by this Agreement (other than sales tax, if any, on the conveyance of the Personal Property), (iii) any third party professional and consulting fees incurred by Seller and (iv) all fees and/or commissions of Seller's Broker.

c.
Purchaser shall be responsible for the payment of (i) Purchaser's legal fees, (ii) any third party professional and consulting fees incurred by Purchaser, (iii) the cost of updating the Survey, if Purchaser requests such an update, (iv) the cost of the Owner's Policy and any lender's title policy, if applicable, (v) the cost of all endorsements, extended coverage, or upgrades to Purchaser's or any lender's title insurance policy, if applicable, and (vi) the cost of any financing obtained by Purchaser in connection with the transaction contemplated herein, including, without limitation, any mortgage recordation taxes. Seller will request that the existing mortgagee assign its mortgage to any lender of Purchaser, provided that Seller shall have no liability to Purchaser if such mortgagee refuses to do so. Any savings in mortgage recordation taxes resulting from such assigmnent shall accrue to Purchaser, provided that Purchaser shall be obligated to reimburse Seller for the legal fees of counsel for Seller's mortgagee in connection with such assignment.

d.     The provisions of this Section 17 shall constitute Surviving Obligations.

18.    DELIVERIES TO BE MADE ON THE CLOSING DATE

a.
Seller's Documents and Deliveries: On the Closing Date, if not previously delivered to, or not in the possession or control of Purchaser, Seller shall deliver to Purchaser and/or the Title Company (as applicable) the following:

!.	A duly executed and acknowledged Bargain and Sale Deed Without Covenants, substantially in the form attached hereto as Exhibit 18(a)(i):

ii.	A duly executed certification as to Seller's non-foreign status m the form attached hereto as Exhibit 12;

iii.
A certificate of Seller stating that the representations and warranties of Seller contained in the Agreement are true, correct and complete in all material respects as of the Closing Date, except for changes permitted pursuant to Section llaiii hereof;

iv.	Documentation reasonably required by the Title Company to satisfy the requirements listed on Exhibit 18(a)(iv) attached hereto;

v.     The letter of credit held by Apple Bank for Savings as security under the
Scholastic Lease pursuant to Section JOe; and

VI.	Any other documents required to be delivered by Seller in connection with the transaction contemplated by this Agreement.

b.
Purchaser's Documents and Deliveries: On the Closing Date, if not previously delivered to, or not in the possession or control of Seller, Purchaser shall deliver to Seller and/or the Title Company (as applicable) the following:

1.	The balance of the Purchase Price payable at the Closing, as adjusted for apportionments under Section 8 hereof or as provided elsewhere in this Agreement, in the manner required under this Agreement;

11.
A duly executed letter of direction from Purchaser directing Escrow Agent to pay the Deposit (other than the interest component thereof which shall be paid to Purchaser) to Seller or any other Persons as Seller shall designate;

111.
A letter in the form of Exhibit 18(b)(iii) attached hereto duly executed by Purchaser, either (x) confirming that Purchaser is not an "employee benefit plan" as defined in ERISA, whether or not subject to ERISA, or a "plan" as defined in Section 4975 of the Code or acquiring the Property with "plan assets" for purposes of29 CFR Section 2510.3-101, as amended by Section 3(42) of ERISA or otherwise for purposes of ERISA or Section 4975 of the Code, or (y) containing such factual representations as shall permit Seller and Seller's counsel to conclude that no prohibited transaction would result from the consummation of the transaction contemplated by this Agreement, and, if Purchaser is unable or unwilling to deliver a letter as described in either clause (x) or !.Y1then Purchaser shall be deemed to be in default hereunder, and Seller shall have the right to terminate this Agreement and to receive and retain the Deposit;

1v.	A certificate of Purchaser stating that the representations and warranties of Purchaser contained in the Agreement are true, correct and complete in all material respects as of the Closing Date; and

v.	Any other documents required to be delivered by Purchaser in connection with the transaction contemplated by this Agreement.

c.	Jointly Executed Documents: Seller and Purchaser shall, on the Closing Date, each execute, acknowledge (as appropriate) and exchange the following documents:

i.	Any transfer tax returns for any Transfer/Recordation Taxes required under any laws applicable to the transaction contemplated herein.

ii.    A duly executed Bill of Sale in the form attached hereto as Ex hibit 18(c)(ii)
conveying the Personal Property to Purchaser.

iii. An Assignment and Assumption of Leases in the form attached hereto as Exhibit
18(c)(iii);

IV.	A General Assignment and Assumption Agreement in the form attached hereto as Exhibit 18(c)(iv);

v. A letter to Hugo Boss Retail, Inc. in the form attached hereto as Exhibit 18(c)(v);
and

VI.	Any other documents required to be delivered by Seller and Purchaser in connection with the transaction contemplated by this Agreement.

d.
ISE Sublease: On the Closing Date, Seller will cause its affiliate, ISE New York LLC, to enter into an amendment of the sublease referred to as Item 6 in Ex hibit 13(a)(vi) with Purchaser, pursuant to which the expiration date of such sublease shall be fixed at December 31,2014.

19. CLOSING DATE

a.     The closing of the transaction contemplated hereunder (the "Closing") shall occur at
11:00 AM Eastern time on February 28, 2014 (the "Scheduled Closing Date"), or such date as Seller or Purchaser sets for Closing if Seller or Purchaser elects to extend this date pursuant to the terms of this Agreement. The date on which the Closing actually occurs shall be referred to herein as the "Closing Date". Purchaser, in its sole discretion, may adjourn the Scheduled Closing Date to a date not later than March 28, 2014, upon (i) at least five (5) business days notice to Seller and (ii) the simultaneous increase in the Deposit to Escrow Agent by the amount of $5,000,000. TIME SHALL BE OF THE ESSENCE as to Seller's and Purchaser's obligation to consummate the Closing on the Scheduled Closing Date, as same may be adjourned by Seller or Purchaser pursuant to this Agreement.

b.
Any wire transfers of the Purchase Price, pursuant to Section 3a hereof, must be received by Seller (or, if applicable, to Seller's designated parties) no later than 5:00PM Eastern time on the Closing Date, TIME BEING OF THE ESSENCE. The Closing shall occur at the offices of Seller's counsel, Loeb & Loeb LLP, at 345 Park Avenue, New York, New York 10154.

20. NOTICES

All notices, demands, requests or other communications (collectively, "Notices") required to be given or which may be given hereunder shall be in writing and shall be sent by (a) electronic mail in ".pdf' format, provided that in either case a copy of such Notice is also sent on the same day by one of the other means set forth in this Section 20, (b) FedEx, UPS or other overnight delivery service or (c) personally delivered, in each case, addressed:

If to Seller:

ISE 555 Broadway, LLC
c/o ISE America, Inc.
2063 Alexander Street
Newberry, South Carolina 29108

Attention: Gregg Clanton
Email: glclanton@eat1hlink.net
With a copy to:

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attn: Kenneth W. Sold, Esq. Email: ksold@loeb.comIf to Purchaser: Scholastic Inc.
557 Broadway
New York, New York 10012
Attention: Andrew S. Hedden
Executive Vice President and General Counsel
Email: AHedden@Scholastic.com
With a copy to:

Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038
Attention: Jacob Bart, Esq. Email: Jbat1@stroock.com
If to Escrow Agent:

Chicago Title Insurance Company
711 Third Avenue
New York, New York 10017
Attention: Elliot Hurwitz, Esq. Email: elliot.hurwitz@ctt.com

Any Notice so sent by electronic mail (provided that a copy of such Notice is also sent on the same day by one of the other methods of service set fot1h in this Section 20), overnight delivery service, or personal delivery shall be deemed given on the date of receipt (or refusal thereof). A Notice may be given either by a pat1y or by such party's attorney. Seller or Purchaser may designate, by not less than five (5) Business Days of advance notice given to the others in accordance with the terms of this Section 20, additional or substituted patties to whom Notices should be sent hereunder. All Notices delivered after 5:00 PM Eastern time shall be deemed delivered on the next Business Day.

21. DEFAULT BY PURCHASER OR SELLER

a.
If Purchaser (i) defaults in the payment of the Purchase Price at the Closing, or (ii) defaults in the performance of any of Purchaser's other obligations to be performed on the Closing Date (unless waived by Seller), then Seller's sole remedy by reason thereof shall be to terminate this Agreement and, upon such termination, Seller shall be entitled to retain the Deposit as liquidated damages for Purchaser's default hereunder, it being

NY1245535.4     20
218776-10003

agreed that the damages by reason of Purchaser's default are difficult, if not impossible, to ascertain, and thereafter Purchaser and Seller shall have no further rights or obligations under this Agreement except for the Effective Date Surviving Obligations.

b.
If Seller (i) defaults in any of its obligations to be performed on the Closing Date or (ii) defaults in the performance of any of its obligations to be performed prior to the Closing Date and, with respect to any default under this clause (ii) only, such default caused actual damages in excess of $250,000 to Purchaser, and continues for ten (10) business days after written notice to Seller, then Purchaser as Purchaser's sole remedy by reason thereof (in lieu of, except as provided in the last sentence of this Section 21b, prosecuting an action for damages or proceeding with any other legal course of action, the right to bring such actions or proceedings being expressly and voluntarily waived by Purchaser, to the extent legally permissible, following and upon advice of counsel) shall have the right, subject to the other provisions of this Section 2lb. (A) to seek to obtain specific performance of Seller's obligations hereunder (it being expressly acknowledged by Purchaser that the remedy of specific performance is an appropriate remedy if Seller defaults under this Agreement), provided that any action for specific performance shall be commenced within sixty (60) days after such default, or (B) to receive a return of the Deposit (subject to the terms and conditions of Section 4 hereof) and terminate this Agreement by written notice to Seller and receive from Seller an amount equal to Purchaser's out-of-pocket costs in connection with the transaction contemplated hereby for title charges and survey costs, which out-of-pocket costs shall not exceed $100,000, it being understood that if Purchaser does not commence an action for specific performance within sixty (60) days after such default, then Purchaser's sole remedy shall be to receive a return of the Deposit (subject to the terms and conditions of Section 4 hereof), terminate this Agreement and recover such out-of-pocket costs. Upon such return and delivery of the Deposit and costs, this Agreement shall terminate and neither party hereto shall have any further obligations hereunder except for the Effective Date Surviving Obligations. Purchaser shall have no right to seek specific performance if Seller is prohibited from performing Seller's obligations hereunder by reason of any law, regulation or other legal requirement applicable to Seller. Nothing contained in this Section 21 is intended to or shall be construed to limit any right or remedy of Purchaser after the Closing for a breach of any Seller's Representation which survives the Closing. Notwithstanding anything contained herein to the contrary, if (i) Seller defaults in any of Seller's material obligations to be performed on the Closing Date, (ii) specific performance of Seller's obligations herein is not an available remedy, and (iii) Seller's default is reasonably determined to be willful and committed in bad faith, then, in addition to any other remedies set forth herein, Purchaser may take any other legal course of action against Seller, including an action for damages (but not consequential or punitive damages, provided that, if Seller willfully breaches this Agreement and conveys the Property to a third party for a price in excess of the Purchase Price, such excess purchase price shall not be deemed consequential damages).

c.
If either party hereto is required to employ an attorney because any litigation arises out of this Agreement between the parties hereto (whether before or after Closing or during the term of this Agreement or after a termination hereof), then the non-prevailing party shall pay the prevailing party all reasonable out-of-pocket fees and expenses, including reasonable out-of-pocket attorneys' fees and expenses, incurred by the prevailing party in connection with such litigation.

d.     The provisions of this Section 21 shall constitute Surviving Obligations.

22.     ASSIGNMENT

Purchaser shall not assign or otherwise transfer this Agreement or any of Purchaser's rights or obligations hereunder or any of the direct or indirect ownership interests in Purchaser, without first obtaining Seller's prior written consent thereto, unless (a) such assigmnent or transfer is to a Person in which Purchaser or its parent owns all or a portion of the equity interests (an "affiliate"), (b) Purchaser provides Seller with notice of such assigmnent or transfer and the assigmnent or transfer documentation not less than ten (10) days prior to the Scheduled Closing Date, as such date may be extended pursuant to this Agreement, and (c) in the case of an assigmnent, the assignee assumes all of the obligations of Purchaser pursuant to a written instrument reasonably acceptable to Seller. Upon such assigument pursuant to the foregoing clauses (a), (b) and (c), Purchaser shall furnish Seller with reasonable evidence that the assignee is an affiliate. Upon any assigmnent effectuated in accordance with the terms of this Section 22, Purchaser shall no longer have any rights and shall be relieved of all of its obligations, under this Agreement (other than under Section 4), provided that the assignee assumes all of the obligations of Purchaser pursuant to a written instrument reasonably acceptable to Seller.     Notwithstanding the foregoing, (i) Seller acknowledges that Purchaser's indirect owner is an entity whose common stock is traded on a national securities exchange or in the over-the-counter securities market and, accordingly, transfers in the ordinary course of business of securities of such indirect owner shall be permitted without first obtaining Seller's prior written consent thereto, and (ii) under no circumstances shall Purchaser have the right to assign this Agreement or transfer any of the direct or indirect ownership interest in Purchaser to any Person, including, without limitation, a Person owned or controlled by an employee benefit plan, if Seller's sale of the Property to such Person would, in the reasonable opinion of Seller's ERISA advisors or consultants, create or otherwise cause a "prohibited transaction" under ERISA. If Purchaser assigns this Agreement or transfers any of the direct or indirect ownership interest in Purchaser, and such assigmnent or transfer would make the consummation of the transaction hereunder a "prohibited transaction" under ERISA and necessitate the termination of this Agreement then, notwithstanding any contrary provision which may be contained herein, such assigmnent or transfer shall be null and void and of no force and effect.

23.     MISCELLANEOUS

a.
This Agreement may be executed in any number of counterparts which, when taken together, shall constitute a single binding instrument. Execution and delivery of this Agreement by transmission of a signed signature page by email shall be sufficient for all purposes and shall be binding on any Person who so executes and delivers.

b.
Any consent or approval to be given hereunder (whether by Seller or Purchaser) shall not be effective unless such consent or approval is in writing. Except as otherwise expressly provided herein, any consent or approval requested of Seller or Purchaser may be withheld by Seller or Purchaser in its sole and absolute discretion.

c.     The following provisions govern any actions for indemnity under this Agreement.
Promptly after receipt by an indemnitee of notice of any claim, such indemnitee shall, if a claim in respect thereof is to be made against the indemnitor, deliver to the indemnitor written notice thereof and the indemnitor shall have the right to participate in and, if the indemnitor agrees in writing that it shall be responsible for any Losses incurred by the indemnitee with respect to such claim, to assume the defense thereof, with counsel selected by the indemnitor and reasonably acceptable to the indemnitee; provided, however, that an indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnitor, if the indemnitee reasonably believes that representation of such indemnitee by the counsel retained by the indemnitor would be inappropriate due to actual or potential differing interests between such indemnitee and any other party represented by such counsel in such proceeding. The failure of indemnitee to deliver notice to the indemnitor within a reasonable time after indemnitee receives notice of any such claim shall relieve such indemnitor of any liability to the indemnitee under this indemnity if and to the extent that such failure is prejudicial to indemnitor's ability to defend such action, and the omission so to deliver notice to the indemnitor shall not relieve the indemnitor of any liability that the indemnitor may have to any indemnitee other than under this indemnity. If an indemnitee settles a claim without the prior written consent of the indemnitor, then the indemnitor shall be released from liability with respect to such claim unless the indemnitor has unreasonably withheld such consent. Indemnitor shall not settle any suit, action or proceeding against an indemnitee, without the indemnitee's consent, if such settlement includes any admission of guilt or liability on the part of indemnitee, or imposes any obligation on the indemnitee other than the payment of a liquidated sum to be paid by Indemnitor.

d.
The Title Company is hereby designated the "real estate reporting person" for purposes of Section 6045 of Title 26 of the United States Code and Treasury Regulation 1.6045-4 and any instructions or settlement statement prepared by the Title Company shall so provide. Upon the consummation of the transaction contemplated by this Agreement, the Title Company shall file Form 1099 information return and send the statement to Seller as required under the aforementioned statute and regulation. Seller and Purchaser shall promptly furnish their federal tax identification numbers to the Title Company and shall otherwise reasonably cooperate with the Title Company in connection with the Title Company's duties as real estate reporting person.

e.
In no event shall any trustee, officer, director, partner, shareholder, member, agent or employee of Purchaser or Seller be personally liable for any of the obligations of Purchaser or Seller, respectively, under this Agreement or otherwise.

f.
This Agreement contains all of the terms agreed upon between Seller and Purchaser with respect to the subject matter hereof, and all prior agreements, understandings, representations and statements, oral or written, between Seller and Purchaser are merged into this Agreement.

g.     This Agreement may not be changed or modified, except by an instrument executed by
Seller and Purchaser.

h.
No waiver by either party of any failure or refusal by the other party to comply with its obligations shall be deemed a waiver of any other or subsequent failure or refusal to so comply. Either party may waive any of the terms and conditions of this Agreement made for its benefit provided such waiver is in writing and signed by the party waiving such term or condition.

I.
If any term or provision of this Agreement or the application thereof to any Person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to Persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and shall be enforced to the fullest extent permitted by Jaw.

J.
The headings of the various sections of this Agreement have been inserted only for the purposes of convenience and are not part of this Agreement and shall not be deemed in any manner to modifY, explain, expand or restrict any of the provisions of this Agreement.

k.	This Agreement shall be governed by the laws of the State of New York without giving effect to conflict of laws principles thereof.

I.
This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon Seller and Purchaser and their respective successors and permitted assigns; provided, however, that none of the representations or warranties made by Seller hereunder shall inure to the benefit of any Person that may succeed to Purchaser's interest in the Property or this Agreement (other than an affiliate or other assignee approved by Seller) after the Closing Date.

ill.
Neither this Agreement nor any memorandum hereof may be recorded without first obtaining Seller's consent thereto which may be withheld in Seller's sole discretion. Purchaser agrees not to file any notice of pendency against the Property nnless Seller is in default under this Agreement.

n.
This Agreement is an agreement solely for the benefit of Seller and Purchaser (and their permitted successors and/or assigns). No other Person shall be a third-party beneficiary hereof, or otherwise have any rights hereunder, nor shall any other Person be entitled to rely upon the terms, covenants and provisions contained herein, except that all indemnitees and Exculpated Parties hereunder shall be third-party beneficiaries to the extent of the indemnities and waivers in their favor set forth in this Agreement.

0.
The parties hereto agree to submit to personal jurisdiction in the State and County of New York in any action or proceeding arising out of this Agreement and, in furtherance of such agreement, the parties hereby agree and consent that without limiting other methods of obtaining jurisdiction, personal jurisdiction over the parties in any such action or proceeding may be obtained within or without the jurisdiction of any court located in the State and County of New York.

p.
SELLER AND PURCHASER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR COUNTERCLAIM ARISING IN CONNECTION WITH, OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT.

q.
The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction which is that any ambiguities are to be resolved against the drafting party, shall not be employed in the interpretation of this Agreement or any exhibits, schedules or amendments hereto.

r.
Seller reserves the right to assign this Agreement to Independent Trustees, Inc. (or another entity), as exchange intermediary, to effect a like-kind exchange of the Property in accordance with Section I 031 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. Purchaser agrees to cooperate with Seller, at no cost to Purchaser, in connection therewith, inclnding executing documents reasonably required to assist Seller in consummating such exchange, provided that (i) such exchange is carried out in accordance with all applicable laws and all documentation concerning such exchange shall be reasonably satisfactory in all respects to Purchaser and its attorneys, (ii) such exchange does not have an adverse effect on title set forth in this Agreement, (iii) no assignment to an "exchange intermediary", "qualified intermediary" or "exchange accommodation titleholder" shall relieve Seller of its obligations under this Agreement, including, without limitation, the representations and warranties and covenants given by Seller, (iv) in no event shall Purchaser be obligated to acquire any property or otherwise be obligated to take title, or appear in the records of title, to any property in connection with such exchange, and (v) Seller shall indemnifY, defend and hold Purchaser harmless from and against any and all Losses arising out of or in connection with such exchange. Purchaser shall have no liability for the validity or effect of any such transaction for tax purposes.

s.
Seller and Purchaser each agrees to take such further steps, and deliver such further documents, as are reasonably necessary in order to implement the transactions contemplated hereby, including the execution and delivery of supplemental escrow instructions to the extent reasonably requested by the Escrow Agent. Notwithstanding the foregoing, neither party shall have any obligations to take any such steps or execute or deliver any such further documents if the same would be inconsistent in any material respect with the rights and obligations of the parties contemplated by this Agreement.

t.     The provisions of this Section 23 shall constitute Surviving Obligations.

24.	PROPERTY CONVEYED "AS IS" AND DISCLAIMER OF REPRESENTATIONS AND WARRANTIES

a.
NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, IT IS UNDERSTOOD AND AGREED BY PURCHASER THAT (A) EXCEPT FOR THE SELLER'S REPRESENTATIONS, NEITHER SELLER, NOR ANY PERSON ACTING ON BEHALF OF SELLER, NOR ANY DIRECT OR INDIRECT OFFICER, DIRECTOR,     PARTNER, SHAREHOLDER, EMPLOYEE, AGENT, REPRESENTATIVE,     ACCOUNTANT, ADVISOR, ATTORNEY, PRINCIPAL, AFFILIATE, CONSULTANT, CONTRACTOR, SUCCESSOR OR ASSIGN OF ANY OF THE FOREGOING PARTIES (SELLER, AND ALL OF THE OTHER PARTIES DESCRIBED IN THE PRECEDING PORTIONS OF THIS SENTENCE SHALL BE REFERRED TO HEREIN COLLECTIVELY AS THE "SELLER EXCULPATED PARTIES"), HAS MADE OR MAKES ANY WARRANTY OR REPRESENTATION REGARDING THE TRUTH, ACCURACY, CONTENT, COMPLETENESS, OR SUITABILITY FOR ANY PURPOSE, OF THE PROPERTY, THE LEASES, THE TITLE TO THE PROPERTY, THE ENVIRONMENTAL OR OTHER CONDITION OF THE PROPERTY OR ANY OTHER MATTER RELATING TO THE PROPERTY AND    (B) SELLER HAS NOT UNDERTAKEN ANY INDEPENDENT INVESTIGATION AS TO TRUTH, ACCURACY, CONTENT, COMPLETENESS, OR SUITABILITY FOR ANY PURPOSE, OF THE CONFIDENTIAL INFORMATION OR SUCH MATTERS RELATING TO THE PROPERTY.

b.
PURCHASER HEREBY REPRESENTS AND AGREES THAT(!) PURCHASER IS A KNOWLEDGEABLE, EXPERIENCED AND SOPHISTICATED PURCHASER OF REAL     ESTATE, (2) EXCEPT FOR THE SELLER'S REPRESENTATIONS, PURCHASER IS RELYING SOLELY ON PURCHASER'S OWN EXPERTISE AND THAT OF PURCHASER'S CONSULTANTS IN PURCHASING THE PROPERTY, (3) PURCHASER     HAS CONDUCTED PURCHASER'S OWN INDEPENDENT

INVESTIGATION AND INSPECTION OF THE PROPERTY AS PURCHASER DEEMS NECESSARY AND PURCHASER SHALL RELY SOLELY ON SUCH INVESTIGATIONS AND INSPECTIONS, (4) UPON CLOSING, SELLER SHALL SELL AND CONVEY TO PURCHASER, AND PURCHASER SHALL ACCEPT, THE PROPERTY, EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENTS EXECUTED BY SELLER AT CLOSING, "AS IS, WHERE IS," WITH ALL FAULTS SUBJECT TO THE TERMS OF SECTION 7 HEREOF, (5) THERE ARE NO ORAL AGREEMENTS, WARRANTIES OR REPRESENTATIONS BY SELLER OR ANY OF THE OTHER SELLER EXCULPATED PARTIES AND SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS, OR INFORMATION PERTAINING TO THE PROPERTY FURNISHED BY ANY REAL ESTATE BROKER OR OTHER PERSON, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENTS EXECUTED BY SELLER AT CLOSING AND (6) THE PURCHASE PRICE REFLECTS THE "AS IS" NATURE OF THIS SALE AND ANY FAULTS, LIABILITIES, DEFECTS OR OTHER ADVERSE MATTERS THAT MAY BE ASSOCIATED WITH THE PROPERTY.

c.
PURCHASER ACKNOWLEDGES ITS OCCUPANCY OF THE PROPERTY, HAVING OBSERVED THE PROPERTY'S PHYSICAL CHARACTERISTICS AND EXISTING    CONDITIONS AND HAVING HAD THE OPPORTUNITY TO CONDUCT SUCH INVESTIGATION AND STUDY ON AND OF SAID PROPERTY AND ADJACENT AREAS AS PURCHASER DEEMS NECESSARY AND HEREBY WAlVES ANY AND ALL OBJECTIONS TO OR COMPLAINTS REGARDING (INCLUDING, BUT NOT LIMITED TO, FEDERAL, STATE OR COMMON LAW BASED ACTIONS AND ANY PRIVATE RIGHT OF ACTION UNDER STATE AND FEDERAL LAW TO WHICH THE PROPERTY IS OR MAY BE SUBJECT) PHYSICAL CHARACTERISTICS AND EXISTING CONDITIONS, INCLUDING, WITHOUT     LIMITATION, STRUCTURAL AND GEOLOGIC CONDITIONS, SUBSURFACE SOIL AND WATER CONDITIONS AND SOLID AND HAZARDOUS WASTE AND HAZARDOUS SUBSTANCES ON, UNDER, ADJACENT TO OR OTHERWISE AFFECTING THE PROPERTY.

d.	THE PROVISIONS OF THIS SECTION 24 SHALL CONSTITUTE SURVIVING OBLIGATIONS.

25. OFAC

Pursuant to United States Presidential Executive Order 13224 ("Executive Order"), Seller is required to ensure that Seller does not transact business with Persons or entities determined to have committed, or to pose a risk of committing or supporting, terrorist acts and those Persons (i) described in Section I of the Executive Order or (ii) listed in the "Alphabetical Listing of Blocked Persons, Specially Designated Nationals, Specially Designated Terrorists, Specially Designated Global Terrorists, Foreign Terrorist Organizations, and Specially Designated Narcotics Traffickers" published by the United States Office of Foreign Assets Control, 31 C.F.R. Chapter V, Appendix A, as in effect from time to time (a person described in clause (i) or fill of this Section 25, a "Blocked Person"). If Seller learns that Purchaser is, is becoming, or appears to be a Blocked Person, then Seller may delay the sale contemplated by this Agreement pending Seller's conclusion of Seller's investigation into the matter of Purchaser's status as a
Blocked Person. If Purchaser is or becomes a Blocked Person, then Seller shall have the right to immediately tenninate this Agreement and take all other actions necessary or in the opinion of Seller appropriate to comply with applicable law and Purchaser shall receive a return of the Deposit.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered the day and year first ahove written.

SELLER:

ISE 555 BROADWAY, LLC,
a New York limited liability company

By: ISE illYOKO, INC., Managing	e

PURCHASER: SCHOLASTIC INC.,
a New York corporation

Name:         _ Title:     _

AGREED TO SOLELY WITH RESPECT TO THE ESCROW PROVISIONS IN SECTION 5
HEREOF:

CillCAGO TITLE INSURANCE COMPANY

By:     _ Name:     _
Title:

NY\245535.4    27
218776 10003

i
i
i
IN WITNESS WHEREOF, the parties hereto have caused this Agreeme•tt to be d1tly executed and
!·
f    delivered the da>' and year first above wl'itten,

SELLER:
I
ISE 555 BROADWAY, LLC,
a New Ym·k limited Jlabilily company

By: ISE H!YOKO, INC., Managing Member

By:;     ---
Name:--------- T!tle: - ---·

PURCHASER:

SCHOLASTIC INC,,
a New York corporation

By:    n.\.o u? J. \.keo( J.--=
Name:    J..ll>l ¥• •) S.tf§.J>pf. Al
Title: if 'I'    '1- G-1'4l'/i!/l..-frl- LO t.H.l s.£.t...

AGREED TO SOLELY WITH RESPECT TO THE ESCROW PROVISIONS IN SECTION 5
HEREOF:

CHICAGO TITLE INSURANCE COMPANY By:     _ Name:------------
Title:

NY124553.1.4    27
2187"16-10003

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered the day and year fit·st above written.

SELLBR:

ISE SSS BROADWAY, LLC,
a New York llmited llablli1y company

By: ISE HIYOKO, INC., Managhtg Member

By:.     _
Name:
Title: ----------

PURCHASER:

SCHOLASTIC INC.,
a New York corpo•·ation

NBaym:_e_:     _

Title:-----------

AGREED TO SOLELY WITH RESPECT TO THE ESCROW PROVISIONS IN SECTION 5
HEREOF:

CffiCAGQ.:£'lTLE INSURANCE COMPANY
By:    { · L.- "-.....:?
Name: -------f-1'-----
Title:    ELLIOT L. 1'-:URWITZ
C':•:.. ' :r- ··, rc;\ Counsel

NYt24SS3$.4    27
218116-!0003

EXHIBIT A

Legal Description of Real Property

ALL that certain plot, piece or parcel of land, situate, lying and being in the Borough of Manhattan, City, County and State of New York, bounded and described as follows:

BEGINNING at a point on the westerly side of Broadway, distant 224 feet 8 inches northerly from the corner formed by the intersection of the westerly side of Broadway and the northerly side of Spring Street;

RUNNING TIIENCE westerly along the southerly face of the southerly wall of the building on the premises herein described, 200 feet 3 inches to the easterly side of Mercer Street at a point therein distant
225 feet 1/4 of an inch northerly from the northerly side of Spring Street, as measured along said easterly side of Mercer Street;

RUNNING THENCE northerly along the easterly side of Mercer Street, 99 feet 5 inches;

THENCE easterly on a line which forms an angle on its northerly side with easterly side of Mercer Street of 90 degrees 32 minutes 10 seconds, 50 feet to an angle point;

THENCE easterly on a line drawn parallel with the southerly side of Prince Street and partly along the northerly face of the northerly wall of the building on the premises herein described, 150 feet 3 inches to the westerly side of Broadway; and

THENCE southerly along the westerly side of Broadway, 99 feet 1 inch to the point or place of
BEGINNING.

SAID premises being also known by the street address of 549-555 Broadway (a/k/a 120-126 Mercer
Street)

NYI245535.4     28
218776-10003

EXHIBIT 1

DEFINITIONS

"Advisor" shall have the meaning given to such term in Section 16a hereof. "affiliate" shall have the meaning given to such term in Section 22 hereof. "Agreement" shall have the meaning given to such term in Preamble hereof. "Bankruptcy Code" shall have the meaning given to such term in Section 3b hereof. "Blocked Person" shall have the meaning given to such term in Section 25 hereof. "Building" shall have the meaning given to such term in the Recitals hereof.
"Business Day" or "business day" shall mean any day other than a Saturday, Sunday or other day on which banks are authorized or required by law to be closed in New York, New York.

"Closing" shall have the meaning given to such term in Section 19a hereof. "Closing Date" shall have the meaning given to such term in Section 19a hereof.
"Closing Date Surviving Obligations" shall mean (a) the Effective Date Surviving Obligations; (b) the obligations of each of Purchaser and Seller under Sections 8, lOb, .U, 14 and .li.hereof; and (c) any other obligations that are expressly stated to be "Surviving Obligations" in this Agreement, all of which shall survive the Closing if the Closing occurs.

"Code" shall mean the Internal Revenue Code of 1986, as amended. "Contracts" shall have the meaning given to such term in Section I Ob hereof. "Damages" shall have the meaning given to such term in Section 13c hereof. "Demand Notice" shall have the meaning given to such term in Section 5e hereof. "Deposit" shall have the meaning given to such term in Section 3ai hereof. "Effective Date" shall have the meaning given to such term in the Preamble hereof.
"Effective Date Surviving Obligations" shall mean (a) the obligations of each of Purchaser and Seller under Sections 4, 16, 17, 20, 21, 23 and 24 hereof and (b) any other obligations that are expressly stated to be "Surviving Obligations" in this Agreement, all of which shall survive any termination of this Agreement regardless of whether the Closing occurs.
"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended. "Escrow Account" shall have the meaning given to such term in Section 5b hereof. "Escrow Agent" shall have the meaning given to such term in Section 3ai hereof.

NYI245535.4     29
2!8776·!0003

"Excluded Property" shall have the meaning given to such term in Section 9 hereof.

"Exculpated Parties" shall mean, collectively, Seller Exculpated Parties and Purchaser Exculpated Parties. "Executive Order" shall have the meaning given to such term in Section 25 hereof.
"Land" shall have the meaning given to such term in the Recitals hereof. "Leases" shall have the meaning given to such term in Section 2aiv hereof.
"Loss" or "Losses" shall mean any and all claims, liabilities, losses, damages, judgments, costs and expenses, including, but not limited to, reasonable attorneys' fees and disbursements but excluding, in all cases, indirect, consequential or punitive damages.

"Mortgages" shall have the meaning given to such term in Section 7bii hereof.

"Must Cure Liens" shall have the meaning given to such term in Section 7bii hereof. "Notices" shall have the meaning given to such term in Section 20 hereof.
"Non-Objectionable Encumbrances" shall have the meaning given to such term in Section ?a hereof. "Objection Notice" shall have the meaning given to such term in Section Se hereof.
"Owner's Policy" shall have the meaning given to such term in Section 7a hereof. "Permitted Encumbrances" shall have the meaning given to such term in Section 6a hereof.
"Person" shall mean any individual, estate, trust, general or limited partnership, limited liability company, limited liability partnership, corporation, governmental agency or other legal entity and any unincorporated association

"Personal Property" shall have the meaning given to such term in Section 2aii hereof.

"Pre-Closing Period" shall mean the period beginning on the Effective Date and ending on the Closing
Date or any earlier termination of this Agreement.

"Proceeding" shall have the meaning given to such term in Section 13b hereof. "Property" shall have the meaning given to such term in Section 2a hereof. "Property Taxes" shall have the meaning given to such term in Section 8a hereof. "Purchase Price" shall have the meaning given to such term in Section 3a hereof. "Purchaser" shall have the meaning given to such term in the Preamble hereof.
"Purchaser Exculpated Parties" shall mean, collectively, Purchaser, any Person acting on behalf of Purchaser, and any direct or indirect officer, director, partner, shareholder, employee, agent, representative, accountant, advisor, attorney, principal, affiliate, consultant, contractor, successor or assign of any of the foregoing parties.

"Purchaser's Advisor" shall mean Cushman & Wakefield.

"Real Property" shall have the meaning given to such term in the Recitals hereof. "Scheduled Closing Date" shall have the meaning given to such term in Section 19a hereof. "Scholastic Lease" shall have the meaning given to such term in the Recitals hereof. "Seller" shall have the meaning given to such term in the Preamble hereof.
"Seller Exculpated Parties" shall have the meaning given to such term in Section 24a hereof. "Seller Knowledge Party" shall have the meaning given to such term in Section !3d hereof. "Seller's Broker" shall mean Triplett Acquisitions.
"Seller's Representations" shall mean the express representations and warranties made by Seller in this
Agreement or in any document executed and delivered by Seller at Closing.

"Seller's Title Problem Notice" shall have the meaning given to such term in Section 7b hereof. "Survey" shall have the meaning given to such term in Section 6aii hereof.
"Surviving Obligations" shall mean (a) if this Agreement terminates before the Closing occurs, then the Effective Date Surviving Obligations or (b) if the Closing occurs, then the Closing Date Surviving Obligations.

"Taking" shall have the meaning given to such term in Section 15a hereof. "Tenants" shall mean the tenants under each of the Leases.
"Title Company" shall mean Chicago Title Insurance Company.

"Title Defect" shall have the meaning given to such term in Section 7b hereof.

"Title Report" shall mean that certain title report issued by the Title Company, bearing title nmnber 313-
00827.

"Transfer Tax Laws" shall have the meaning given to such term in Section 17a hereof.

'Transfer Taxes" shall have the meaning given to such term in Section 17a hereof. "Violation" and "Violations" shall have the meaning given to such term in Section 7d hereof.

EX     HIDIT 3(a)(i)

WIRE INSTRUCTIONS

Citibank, N.A.
734 Third Avenue
New York, N.Y. 10017

ABA #021-000-089
Chicago Title Insurance Company
711 3rd Avenue, 5th Floor
NewYork,N.Y.l0017

National Special Deposit Account
ACCOUNT #9936777475

Telephone-Advise upon receipt
Kathleen Fio Rito
(212) 880-1336

Reference #3113-00827
Attn: Elliot Hurwitz, Esq.

EXHffiiT 6(a)(i)

CERTAIN PERMITTED ENCUMBRANCES

I.    Terms, covenants and conditions set forth in the lease made by ISE Hiyoko, Inc. to
Scholastic dated January 28, 1992, a memorandum of which was recorded on April 27, 1992 in Reel
1865, Page 1902.

2.     Non-Disturbance, Subordination and Attornment Agreement in Reel1892, Page 1687.

3.     Non-Disturbance, Subordination and Attornment Agreement in Reel 1892, Page 1701.

4.     Non-Disturbance, Subordination and Attornment Agreement in Reel 1892, Page 1714.

5.     Terms, covenants and conditions set forth in the Amended and Restated Lease dated
August I, 1999 made by Seller and Scholastic, a memorandum of which is recorded on November I,
1999 in Reel2983, Page 428.

6. Easements Agreement in Reel 2689, Page 792 made by Seller, Scholastic and Carol Blechman, Donald Blechman, Howard Blechman, Norma Joan Blechman, Stephen Blechman, Norma Gastwirth and Norma Blechman Leon in Reel 2689, Page 792, as amended and restated in Reel 2983, Page 435.

7. Subtenant Nondisturbance Agreement dated as of February 27, 2008 between Seller, Scholastic and Hugo Boss Retail, Inc. recorded on March 31,2008 in CRFN 2008000127145.

EXHffiiT12

FIRPTA CERTIFICATE

Section 1445 of the Internal Revenue Code of 1986, as amended (the "Code"), provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform (the "Transferee") that withholding of tax is not required upon the disposition of a U.S. real property interest by ISE 555 Broadway, LLC ("Transferor"), Transferor hereby certifies to Transferee, as follows:

I. Transferor is not a foreign person, foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and Treasury Regulations promulgated thereunder);

2.     The U.S. employer identification number of Transferor is 13-3880554.

3. Transferor's office address is c/o ISE America, Inc., 2063 Alexander Street, Newberry, South Carolina 29108.

4.     Transferor is not a disregarded entity as defined in Section 1.1445-2(b)(2)(iii); and

Transferor understands that this certification may be disclosed to the Internal Revenue Service by the Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of peljury, I declare that I have examined this certification and to the best of my knowledge and belief it is trne, correct and complete, and I further declare that I have authority to sign this document on behalf of Transferor.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

Dated:     , 2014

"TRANSFEROR"

ISE 555 BROADWAY, LLC By: ISE HIYOKO, INC.,
Managing Member

By:     _ Name:     _
Title:     _

EXHIBIT 13(a)(vi) LEASES
Amended and Restated Lease effective as of August 1, 1999 between Seller, as landlord, and
Purchaser, as tenant.

2.	Guaranty of Lease dated as of January 28, 1992 by Scholastic Corporation, as guarantor, in favor of Seller, as confirmed by letter dated October 29, 1999 by Scholastic Corporation to Seller.

3.     Lease dated as of November 20, 2007 between Purchaser, as landlord (sublandlord), and Hugo
Boss Retail, Inc., as tenant (subtenant).

4.     Subtenant Nondisturbance Agreement dated as of February 27, 2008 between Seller and Hugo
Boss Retail, Inc.

5.
Lease dated as of March 17, 1998 between Purchaser, as landlord (sublandlord), and DFS Group, L.P., as tenant (subtenant), as assigned by DFS Group, L.P. to Sephora USA, Inc. by agreement dated as of March 22, 1999, and as amended by First Amendment of Lease dated as of October

26, 2011 between Purchaser and Sephora USA, Inc.

6.	Sublease dated as of August 4, 1999 between Purchaser, as sublandlord, and ISE New York, LLC, as subtenant.

EX     HffiiT 18(a)(i) BARGAIN AND SALE DEED
Bargain and Sale Deed
Without Covenant Against Grantor's Acts

ISE 555 BROADWAY, LLC

to

Dated:

, 2014

Block:    498
Lot:    II
Address: 555 Broadway
County:    New York

Record and Return To:

Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038
Attn: Jacob Bart, Esq.

Bargain and Sale Deed

TillS INDENTURE, made this     day of     , 2014, between ISE
555 BROADWAY, LLC. a New York limited liability company, having an office c/o ISE America, Inc.,
2063 Alexander Street, Newberry, South Caroliua 29108 ("Grantor"), and--=:;--::-::-::--- a     , having an office    ("Grantee").

That Grantor, in consideration ofTen Dollars ($10.00) and other good and valuable consideration paid by Grantee, the receipt and sufficiency of which are hereby acknowledged, does hereby convey, grant and release unto Grantee, its heirs and successors and assigns, forever:

All that certain plot, piece, or parcel of land, with the buildings and improvements thereon erected, situate, lying and being in the City, County and State of New York, as described on Ex hibit A attached hereto (the "Real Property").

TOGETHER with all right, title and interest, if any, of Grantor in and to any streets and roads abutting the Real Property to the center lines thereof;

TOGETHER with the appurtenances and all the estate and rights of Grantor in and to the Real
Property;

TO HAVE AND TO HOLD the Real Property herein granted unto Grantee, its heirs and successors and assigns, forever.

AND Grantor, in compliance with Section 13 of tbe Lien Law, covenants tbat Grantor will receive the consideration for this conveyance and will hold the right to receive such consideration as a trust fund to be applied first for the purpose of paying the cost of the improvement and will apply the same first to tbe payment of the cost of the improvement before using any part of the total of the same for any other purpose.

SAID Real Property now being known as and by the street address 555 Broadway, New York, New York (Block 498, Lot 11).

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, Grantor has duly executed and delivered this Deed the day and year first above written.

GRANTOR:

ISE 555 BROADWAY, LLC,
a New York limited liability company

By: ISE HIYOKO, INC., Managing Member

STATEOFNEWYORK    )
) ss.: COUNTY OF NEW YORK    )

By:          Name:     _
Title: ---------------------

On the

day    in the year 2014 before me, the undersigned, a Notary Public in and for said State, personally appeared, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

Notary Public

My commission expires:

EXHffiiTA

LEGAL DESCRIPTION OF REAL PROPERTY

EXHffiiT 18(a)(ivl

SELLER'S TITLE REQUIREMENTS

I.	Regarding Seller, the following must be provided to the Title Company: (a) A copy of Seller's organizational documents.
(b) Proof reasonably acceptable to the Title Company that the transaction contemplated by this Agreement has been duly authorized by Seller.

(c) A certificate of good standing with respect to Seller from the state of formation of Seller and the state in which the Real Property is located.

2. Proof in the form of all customary affidavits, reasonably acceptable to Seller, required to omit (i) exceptions with respect to municipal emergency repairs (other than those resulting from the acts or omissions of Purchaser or its agents), (ii) exceptions with respect to (A) retroactive street vault charges, together with interest and penalties thereon (other than those resulting from the acts or omissions of Purchaser or its agents), and (B) work done by the City of New York upon the Real Property or any demand made by the City of New York for any such work that may result in charges by the New York City Department of Enviromnental Protection for water tap closings or any related work (other than those resulting from the acts or omissions of Purchaser or its agents), (iii) exceptions with respect to fees for inspections, reinspections, examinations and services performed by the Department of Buildings or for permits issued by the Department of Buildings (other than those which are the responsibility of Purchaser), and (iv) similar types of exceptions (provided that the same are customarily omitted from a title report on the basis of an affidavit from the owner of the property being insured without the expenditure of money by such owner).

3. If the Title Report discloses judgments, bankruptcies or other returns against other persons having names the same as, or similar to, that of Seller, proof in the form of affidavits showing that such judgments, bankruptcies or other returns are not against Seller in order to induce the Title Company to omit exceptions with respect to such judgments, bankruptcies or other returns or to insure over same.

EX     HffiiT 18(b)(iii)

ERISA LETTER

------'' 2014

To:     ISE 555 Broadway, LLC

Re:     Acquisition of 555 Broadway, New York, New York (the "Property") Ladies and Gentlemen:
The undersigned represents to you that neither nor any affiliate thereof, nor any firm, person or entity providing financing for the purchase of the entire interest of in the Property is (A) an "employee benefit plan" as defmed in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not subject to ERISA, or a "plan" as defined in Section 4975 of the Internal Revenue Code of 1986, as amended, (B) acquiring the Property with "plan assets" for purposes of 29 CFR Section 2510.3-101, as amended by Section 3(42) of ERISA or otherwise for purposes of ERISA or Section 4975 of the Code or (C) using the "plan assets" (as defined above) in the performance or discharge of the purchaser's obligations under that certain Purchase and Sale Agreement dated _, 201_, with respect to the Property by and between ISE 555
Broadway, LLC, as seller, and     , as purchaser, including the acquisition of the
Property,

Very truly yours,

a     _

By: ---------------------
Name:
Title: -----------

EXHffiiT 18{c){ii) BILL OF SALE
ISE 555 Broadway, LLC ("Seller"), in consideration ofTen Dollars ($10.00) and other good and valuable consideration paid to Seller by ("Purchaser"), the receipt and sufficiency of which are hereby acknowledged, hereby sells, conveys, assigns, transfers, delivers and sets over to Purchaser all fixtures, furnishings, furniture, equipment, machinery, inventory, appliances and other tangible and intangible personal property, in each case, to the extent owned by Seller and located at and used in connection with the operation thereof, but specifically excluding the Excluded Property (as defined in the
Purchase Agreement) (collectively, the "Personal Property").
TO HAVE AND TO HOLD unto Purchaser and Purchaser's successors and assigns forever. Purchaser hereby acknowledges and agrees that, except as set forth in Section 24 of the Purchase

and Sale Agreement between Seller and [Purchaser] dated    ,

, 20 I_ (the "Purchase

Agreement"), the Personal Property is being conveyed "AS IS, WHERE IS, WITH ALL FAULTS", and the provisions of Section 24 of the Purchase Agreement with respect thereto are incorporated herein by this reference.

This Bill of Sale is made by Seller without recourse and without any expressed or implied representation or warranty whatsoever, except for the express representations and warranties of Seller set forth in the Purchase Agreement.

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, Seller has executed aud delivered this Bill of Sale as of     , 2014.

SELLER:

ISE 555 BROADWAY, LLC,
a New York limited liability company

By: ISE HIYOKO, INC., Mauaging Member

By: --------------
Name:
Title: -------------

PURCHASER:

a          By: --------------
Name:
Title: -------------

EX     HIBIT 18(c)(iii)

ASSIGNMENT AND ASSUMPTION OF LEASES

THIS ASSIGNMENT AND ASSUMPTION OF LEASES (this Assignment), made as of
==------:--' 2014 (the "Effective Date"} between ISE 555 BROADWAY, LLC, having an office at c/o
ISE America Inc., 2063 Alexander Street, Newberry, South Carolina 29108 ("Assignor"), and
    , having an office at    ("Assignee").

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby assigns to Assignee, all of Assignor's right, title and interest in, to and under the leases, subleases and other agreements listed on Exhibit A attached hereto.

Assignee hereby expressly accepts such assignment and assumes all of the obligations under the
Leases which, in each case, arise and accrue from and after the Effective Date.

This Assignment is made by Assignor without recourse and without any express or implied representation or warranty whatsoever, except as set forth in certain Purchase and Sale Agreement between Assignor and [Assignee] dated , 201

This Assignment is binding on, and inures to the benefit of, the parties hereto and their respective successors and assigns.

This Assignment may be executed in any number of counterparts which, when taken together, shall constitute a single binding instrument. Execution and delivery of this Assignment by transmission of a signed signature page by facsimile or PDF shall be sufficient for all purposes and shall be binding on any Person who so executes.

IN WITNESS WHEREOF, Assignor and Assignee have duly executed and delivered this
Assignment as of the date first above written.

ASSIGNOR:

ISE 555 BROADWAY, LLC,
a New York limited liability company

By: ISE HIYOKO, INC., Managing Member

NBaym:_e_:     _

Title:     _

ASSIGNEE:

a

By:----------------------- Name:     _

Title:     _

EXHffiiTA LEASES

EX     HffiiT 18(c)(iv)

GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Assignment"), is made and entered into this

day    2014 (the "Effective Date") between

ISE 555 BROADWAY, LLC, having an office at c/o ISE America, Inc., 2063 Alexander Street, Newberry, South Carolina 29108 ("Assignor"), and , having an office at ("Assignee").

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby assigns to Assignee all of Assignor's right, title and interest in, to and under (i) any and all zoning rights, air rights, and development rights in each case relating to the Real Property (as such term is defined in that certain Purchase and Sale Agreement between Assignor and [Assignee] dated , 201_ (the "PSA")) and (ii) the warranties, permits, licenses, certificates of occupancy, and approvals in each case relating to the Real Property to the extent legally transferable (collectively, the "Property").
TO HAVE AND TO HOLD unto Assignee and Assignee's successors and assigns forever. Assignee hereby expressly accepts such assignment and assumes the obligations of Assignor in respect of the Property arising and accruing from and after the Effective Date.

Assignee hereby acknowledges and agrees that, except as set forth in Section 24 of the PSA, the Property is being conveyed "AS IS, WHERE IS, WITH ALL FAULTS", and the provisions of Section 24 of the PSA with respect thereto are incorporated herein by this reference.

This Assignment is made by Assignor without recourse and without any express or implied representation or warranty whatsoever, except as set forth in the PSA.

This Assignment is binding on, and inures to the benefit of, the parties hereto and their respective successors and assigns.

This Assignment may be executed in any number of counterparts which, when taken together, shall constitute a single binding instrument. Execution and delivery of this Assignment by transmission of a signed signature page by facsimile or PDF shall be sufficient for all purposes and shall be binding on any Person who so executes.

IN WITNESS WHEREOF, Assignor and Assignee have duly executed and delivered this
Agreement as of the date first above written.

ASSIGNOR:

ISE 555 BROADWAY, LLC,
a New York limited liability company

By: ISE HIYOKO, INC,, Managing Member

By: ---------------- Name:
Title: ASSIGNEE:

a

By:     _ Name:
Title:

EXHIBIT 18(c)(v)

NOTICE TO HUGO BOSS RETAIL, INC.

FEDERAL EXPRESS Hugo Boss Retail, Inc.
601 West 26"' Street
New York, New York 1000 I Attn;    James P. Kurko
Re;    555 Broadway, New York, New York (the "Property") Gentlemen:

--------' 2014

This is to notify you that the Property has been sold by ISE 555 Broadway, LLC ("Seller") to
("Purchaser"). As of the date hereof, Seller's interest under the Subtenant
Nondisturbance Agreement dated as of February 27, 2008 among Seller, Scholastic Inc. and you relating to your sublease of a portion of the ground floor of the Property has been assigned to Purchaser, and Purchaser has assumed Seller's obligations under that agreement that accrue from and after the date hereof.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SELLER:

ISE 555 BROADWAY, LLC,
a New Yark limited liability company

By: ISE HIYOKO, INC., Managing Member

NBaym:_e_:     _

Title:     _

PURCHASER:

Title:     _